EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

dated as of August 17, 2016

by and among

UNITED BANKSHARES, INC.,

UBV HOLDING COMPANY, LLC

and

CARDINAL FINANCIAL CORPORATION

i

7.11	Notification of Certain Matters	51
7.12	Directors	51
7.13	Compliance with Laws	51
7.14	Operating Functions	51
7.15	Assumption of TRUPs	51

ARTICLE VIII	Conditions to Consummation of the Merger	52
8.01	Conditions to Each Party’s Obligation to Effect the Merger	52
8.02	Conditions to Obligation of Cardinal	53
8.03	Conditions to Obligation of United	53

ARTICLE IX	Termination	54
9.01	Termination	54
9.02	Effect of Termination and Abandonment	57
9.03	Fees and Expenses	57

ARTICLE X	Miscellaneous	58
10.01	Survival	58
10.02	Waiver; Amendment	59
10.03	Assignment	59
10.04	Counterparts	59
10.05	Governing Law	59
10.06	Expenses	59
10.07	Notices	59
10.08	Entire Understanding; No Third Party Beneficiaries	60
10.09	Severability	60
10.10	Disclosures	61
10.11	Interpretation; Effect	61
10.12	Publicity	61

Exhibit A               Plan of Merger merging Cardinal with and into Merger Sub

Exhibit B               Bank Merger Agreement

Exhibit C               Plan of Merger merging Cardinal Bank with and into United Bank

Exhibit D               Form of Cardinal Support Agreement

ii

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 17, 2016 (this “Agreement”), by and among CARDINAL FINANCIAL CORPORATION (“Cardinal”), UNITED BANKSHARES, INC. (“United”) and UBV HOLDING COMPANY, LLC (“Merger Sub”).

RECITALS

A. Cardinal. Cardinal is a Virginia corporation, having its principal place of business in McLean, Virginia.

B. United. United is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

C. Merger Sub.  Merger Sub is a Virginia limited liability company, having its principal place of business in Fairfax, Virginia.

D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

E. Board Action. The respective Boards of Directors of each of United and Cardinal have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

F. Support Agreements. Each of the directors of Cardinal and Cardinal Bank in office and who owns shares of Cardinal Common Stock as of the date of this Agreement has, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01        Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 9.03(a).

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Cardinal or any of its Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Cardinal or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ALLL” has the meaning set forth in Section 6.03(w).

“Average Closing Price” has the meaning set forth in Section 4.03.

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Agreement” means the Agreement and Plan of Merger of Cardinal Bank with and into United Bank, attached as Exhibit B.

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“Book-Entry Shares” has the meaning set forth in Section 4.04.

“Cardinal” has the meaning set forth in the preamble to this Agreement.

“Cardinal Bank” means Cardinal Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly owned direct subsidiary of Cardinal.

“Cardinal Board” means the Board of Directors of Cardinal.

“Cardinal Bylaws” means the Bylaws of Cardinal, as amended.

“Cardinal Certificate” means the Articles of Incorporation of Cardinal, as amended.

“Cardinal Common Stock” means the common stock, par value $1.00 per share, of Cardinal.

“Cardinal Fee” has the meaning set forth in Section 9.03(a).

“Cardinal Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Cardinal Bank is party as a creditor.

“Cardinal Meeting” has the meaning set forth in Section 7.02(a).

“Cardinal Series A Preferred Stock” has the meaning set forth in Section 6.03(b).

“Cardinal Series B Preferred Stock” has the meaning set forth in Section 6.03(b).

“Cardinal Stock Award” has the meaning set forth in Section 4.06(b).

“Cardinal Stock Option” has the meaning set forth in Section 4.06(a).

“Cardinal Stock Plans” has the meaning set forth in Section 4.06(a).

“Cardinal’s SEC Documents” has the meaning set forth in Section 6.03(g)(i).

“Code” has the meaning set forth in the recitals.

“Community Reinvestment Act” has the meaning set forth in Section 6.03(j)(vi).

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m)(i).

“Confidentiality Agreement” has the meaning set forth in Section 7.04(d).

“Consultants” has the meaning set forth in Section 6.03(m).

“Costs” has the meaning set forth in Section 7.09(a).

“Deferred Compensation Plan” has the meaning set forth in Section 6.03(m)(xi).

“Determination Date” has the meaning set forth in Section 9.01(i).

“Determination Date Average Closing Price” has the meaning set forth in Section 9.01(i).

“Directors” has the meaning set forth in Section 6.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 6.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Computershare Limited.

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee” has the meaning set forth in Section 9.03(b).

“FDIA” has the meaning set forth in Section 6.03(j)(vi).

“Final Index Price” has the meaning set forth in 9.01(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IRS” has the meaning set forth in Section 6.03(m)(ii).

“Indemnified Party” has the meaning set forth in Section 7.09(a).

“Index Group” has the meaning set forth in Section 9.01(i).

“Index Price” has the meaning set forth in Section 9.01(i).

“Index Ratio” has the meaning set forth in Section 9.01(i)(ii)

“Insurance Amount” has the meaning set forth in Section 7.09(c).

“law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person, its assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to United or Cardinal, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Cardinal and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United or Cardinal to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities except to the extent that such changes have a disproportionate impact on United or Cardinal, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on United or Cardinal, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on United or Cardinal, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of United or Cardinal taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (g) failure of United or Cardinal to meet any internal financial forecasts or any earnings projections (whether made by United or Cardinal or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Material Burdensome Regulatory Condition” has the meaning set forth in Section 7.08(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.  Merger Sub is treated as a disregarded entity for income tax purposes.

“NASDAQ” means as The NASDAQ Stock Market, Inc.’s Global Select Market.

“Old Certificates” has the meaning set forth in Section 4.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

“Permitted Liens” has the meaning set forth in Section 6.03(x).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Plan of Merger” means the Plan of Merger in the form hereof attached as Exhibit A.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in its SEC Documents.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Regulatory Authority” and “Regulatory Authorities” each has the meaning set forth in Section 6.03(i)(i).

“Regulatory Communication” has the meaning set forth in Section 7.08(a).

“Replacement Option” has the meaning set forth in Section 4.06.

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC by United or Cardinal or any of their Subsidiaries pursuant to the Securities Act or Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SERP” has the meaning set forth in Section 6.03(m)(xi).

“Starting Date” has the meaning set forth in Section 9.01(i).

“Starting Price” has the meaning set forth in Section 9.01(i).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 9.01(h).

“Surviving Entity” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“United” has the meaning set forth in the preamble to this Agreement.

“United Bank” means United Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia.

“United Board” means the Board of Directors of United.

“United Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“United Bylaws” means the Bylaws of United, as amended.

“United Certificate” means the Articles of Incorporation, as amended, of United.

“United Certificate Amendment” has the meaning set forth in Section 6.04(e).

“United Common Stock” means the common stock, par value $2.50 per share, of United.

“United Compensation and Benefit Plans” has the meaning set forth in Section 6.04(l)(i).

“United Consultants” has the meaning set forth in Section 6.04(l)(i).

“United Directors” has the meaning set forth in Section 6.04(l)(i).

“United Employees” has the meaning set forth in Section 6.04(l)(i).

“United ERISA Affiliate” has the meaning set forth in Section 6.04(l)(iii).

“United ERISA Affiliate Plan” has the meaning set forth in Section 6.04(l)(iii).

“United Fee” has the meaning set forth in Section 9.03(b).

“United Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which United Bank or United Bank, Inc. is party as a creditor.

“United Meeting” has the meaning set forth in Section 7.02(b).

“United Pension Plan” has the meaning set forth in Section 6.04(l)(ii).

“United Preferred Stock” has the meaning set forth in Section 6.04(b).

“United Ratio” has the meaning set forth in Section 9.01(i)(i).

“United’s SEC Documents” has the meaning set forth in Section 6.04(g).

“VBFI” means the Virginia Bureau of Financial Institutions.

“VLLCA” means the Virginia Limited Liability Company Act, as amended.

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

“WVBCA” means the West Virginia Business Corporation Act, as amended.

ARTICLE II

The Merger

2.01                        The Merger.

(a) Subject to the terms and conditions hereinafter set forth, including the Plan of Merger substantially in the form attached as Exhibit A, at the Effective Time, Cardinal shall merge with and into Merger Sub (the “Merger”), the separate corporate existence of Cardinal shall cease and Merger Sub shall survive and continue to exist as a Virginia limited liability company (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”). United may at any time prior to the Effective Time change the method of effecting the combination with Cardinal (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax-free treatment of the Merger to Cardinal’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that United shall provide Cardinal prior written notice of such change and the reasons therefor.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon (i) the filing with the VSCC of articles of merger in accordance with Section 13.1-720 of the VSCA and Section 13.1-1070 of the VLLCA, and the issuance by the VSCC of a certificate of merger relating to the Merger or (ii) effective upon such later date and time as may be set forth in such articles of merger.  The Merger shall have the effects prescribed in the VSCA and the VLLCA.

(c) The articles of organization and the operating agreement of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with applicable law.

2.02                        Effective Date and Effective Time.  Provided that the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on the date on which Cardinal’s data processing systems are fully integrated with United’s data processing systems; provided, that if such date shall not have occurred by May 31, 2017, then the parties shall cause the Effective Date of the Merger to occur on the sooner of (i) five business days thereafter if all of the conditions set forth in Article VIII have been satisfied or waived as of such date or (ii) five business days following the satisfaction or waiver of the conditions set forth in Article VIII; and provided, further, that, if Cardinal has declared a dividend in any quarter, to be paid in such quarter in which all conditions set forth in Article VIII have been satisfied or waived, then the Effective Date shall be the day immediately after the record date for the dividend declared by United in such quarter (or, at the election of United, on the last business day of the month in which such day occurs), unless another date is agreed to by Cardinal and United in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

2.03                        Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

The Bank Merger

3.01                        The Bank Merger.

(a) After the Effective Time, Cardinal Bank, the wholly owned subsidiary of Cardinal, shall merge with and into United Bank, a wholly owned subsidiary of Merger Sub (and a direct wholly owned subsidiary of United for income tax purposes) (the “Bank Merger”), pursuant to the terms and conditions of the Bank Merger Agreement including the Plan of Merger substantially in the form attached as Exhibit C, the separate existence of Cardinal Bank shall cease and United Bank shall survive and continue to exist as a banking corporation chartered under the laws of the Commonwealth of Virginia. United may at any time prior to the Effective Time, change the method of effecting the combination with Cardinal Bank (including, without limitation, the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to Cardinal’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that United shall provide Cardinal with seven days prior written notice of such change and the reasons therefor.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the filing with the VSCC articles of merger in accordance with Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Bank Merger, or such later date and time as may be set forth in such articles of merger.  The Bank Merger shall have the effects prescribed in the VSCA.

3.02                        Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, it being agreed that any required consents, approvals, and authorizations from any Governmental Authorities to effect the Bank Merger shall not be a condition to the consummation of the Merger, the parties shall use reasonable efforts to cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur as soon as reasonably practicable after the Effective Date or such later date to which the parties may agree in writing.

ARTICLE IV

Consideration; Exchange Procedures

4.01                        Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Merger Consideration. Each holder of a share of Cardinal Common Stock (other than United and its Subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) shall receive in respect thereof, subject to the limitations set forth in this Agreement, 0.71 shares (“Exchange Ratio”) of United Common Stock (the “Merger Consideration”).

(b) Outstanding United Stock. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c) Merger Sub Equity Interests.  Each equity interest of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and no consideration shall be issued in exchange therefor.

4.02                        Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Cardinal Common Stock shall cease to be, and shall have no rights as, stockholders of Cardinal, other than to receive the Merger Consideration (if so provided in Section 4.01(a)) and any dividend or other distribution with respect to such Cardinal Common Stock with a record date occurring prior to the Effective Time, and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Cardinal or the Surviving Entity of shares of Cardinal Common Stock.

4.03                        Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of United Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, United shall pay to each holder of Cardinal Common Stock who would otherwise be entitled to a fractional share of United Common Stock (after taking into account all Old Certificates registered in the name of such holder or Book-Entry Shares held by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing prices for the shares of United Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the tenth trading day immediately preceding the Effective Date (such average, the “Average Closing Price”).

4.04                        Exchange Procedures.

(a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Cardinal Common Stock (“Old Certificates”) and holders of non-certificated shares of Cardinal Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article IV, (i) non-certificated shares of United Common Stock (collectively, “United Book-Entry Shares”) and (ii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates or Book-Entry Shares shall pass, only upon delivery of the Old Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for United Book-Entry Shares, if any, that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of Cardinal Common Stock represented by the Old Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement. Upon proper surrender of an Old Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of United Common Stock that such holder has the right to receive pursuant to Article IV, if any, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article IV, and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Cardinal Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of Cardinal Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive United Book-Entry Shares in exchange therefore in accordance with the procedures set forth in this Section 4.04. After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Cardinal on the business day after the one-year anniversary of the Effective Date shall be paid to United. Any stockholders of Cardinal who have not theretofore complied with this Article IV shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Cardinal Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

4.05                        Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United

Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide the holders of Cardinal Common Stock the same economic effect as contemplated by this Agreement prior to such event.

4.06                        Equity-Based Awards.

(a) At the Effective Time, each outstanding option (each, a “Cardinal Stock Option”) to purchase shares of Cardinal Common Stock, whether vested or unvested, under any and all plans of Cardinal under which stock options have been granted (collectively, the “Cardinal Stock Plans”) shall vest pursuant to the terms thereof shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Cardinal Stock Option, the number of shares of United Common Stock equal to (a) the number of shares of Cardinal Common Stock subject to the Cardinal Stock Option multiplied by (b) the Exchange Ratio.  Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Cardinal Common Stock that were purchasable pursuant to such Cardinal Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Cardinal Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At or prior to the Effective Time, Cardinal shall use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Cardinal Stock Plans to permit replacement of the outstanding Cardinal Stock Options by United pursuant to this Section and to permit United to assume the Cardinal Stock Plans.  Cardinal shall further take all action necessary to amend the Cardinal Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Cardinal Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under the Cardinal Stock Plans other than those grants or awards that have been made or accrued prior to the Effective Time.  United shall file a post-effective amendment to the Registration Statement or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of United Common Stock subject to such Replacement Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of the Registration Statement or registration statement on Form S-8 for so long as such Replacement Options remain outstanding.

(b) At the Effective Time, each restricted stock award granted under a Cardinal Stock Plan (each, a “Cardinal Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Time shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 4.01, and the shares of Cardinal Common Stock subject to such Cardinal Stock Award will be treated in the same manner as all other shares of Cardinal Common Stock for such purposes.

4.07                        Withholding Rights. United or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of United or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United or the Exchange Agent, as the case may be.

ARTICLE V

Actions Pending the Effective Time

5.01                        Forbearances of Cardinal. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of United (which consent shall not be unreasonably withheld, delayed or conditioned), Cardinal will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Cardinal and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, make any individual capital expenditure in excess of $200,000 or take any action reasonably likely to have an adverse effect upon Cardinal’s ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Cardinal Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Cardinal Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; provided that none of the foregoing shall restrict Cardinal from making equity compensation awards and issuing shares of Cardinal Common Stock, rights, employee or director stock options, or similar equity compensation awards under the Cardinal Stock Plans in the ordinary course of business consistent with past practice; and provided, further, that any such awards will not exceed the amounts set forth in Section 5.01(b) of Cardinal’s Disclosure Schedule.

(c) Dividends, Etc. Except as Previously Disclosed (i) make, declare, pay or set aside for payment any dividend (other than quarterly cash dividends at a rate not to exceed $0.12 per share on Cardinal Common Stock and dividends from wholly-owned Subsidiaries to Cardinal or another wholly-owned Subsidiary of Cardinal) on or in respect of, or declare or make any distribution on any shares of Cardinal Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided that none of the foregoing shall restrict Cardinal from acquiring shares of its capital stock pursuant to the surrender of any such shares in payment of an exercise price or in satisfaction of a Tax withholding obligation, or pursuant to similar transactions, in connection with (x) the exercise of Cardinal Stock Options and other Rights Previously Disclosed, and (y) vesting of restricted shares of Cardinal Common Stock.

(d) Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of Cardinal or its Subsidiaries, except as Previously Disclosed, or (ii) grant any salary or wage increase or increase any employee benefit, except (A) Cardinal may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) Cardinal may make individual cash bonus awards for 2016 performance in accordance with Cardinal’s short term and long term incentive plans in the ordinary course of business consistent with past practice, and (C) Cardinal will establish a retention bonus pool equal to $1,250,000 in the aggregate that will be dedicated to certain employees of Cardinal designated by officers of Cardinal, after consultation with United, for purposes of retaining such employees prior to and after the Effective Time; provided that, with respect to executive officers of Cardinal and Cardinal Bank, any increase in compensation contemplated by Section 5.01(d)(ii)(A) and any individual cash bonus awards contemplated by Section 5.01(d)(ii)(B) will not exceed the amounts set forth in Sections 5.01(d)(ii)(A) and 5.01(d)(ii)(B), respectively, of Cardinal’s Disclosure Schedule.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Cardinal or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g) Acquisitions. Except in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the Cardinal Certificate, Cardinal Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Cardinal’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify any of its existing material contracts in a manner that is material to Cardinal and its Subsidiaries taken as a whole.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Cardinal and its Subsidiaries, taken as a whole.

(l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Subsidiaries. Organize or approve the organization of any Subsidiaries.

(p) Commitments. Agree or commit to do any of the foregoing.

5.02 Forbearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Cardinal (which consent shall not be unreasonably withheld, delayed or conditioned), United will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of United and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon United’s ability to perform any of its material obligations under this Agreement.

(b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(c) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(d) Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program; provided that the foregoing restriction shall not restrict United from making, declaring or paying its regular quarterly cash dividends and dividends from wholly-owned Subsidiaries to United or another wholly-owned Subsidiary of United (which, for the avoidance of doubt, will continue to be paid).

(e) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(f) Transactions Involving United. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United and/or a United Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Cardinal Common Stock, upon completion of the Merger and their receipt of United Common Stock, in the same manner as the holders of United Common Stock.

(g) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Cardinal.

(h) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01                        Disclosure Schedules. On or prior to the date hereof, United has delivered to Cardinal a schedule and Cardinal has delivered to United a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Cardinal’s and United’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

6.02                        Standard. No representation or warranty of Cardinal or United contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect on the party making the representation. For purposes of this Agreement, “knowledge” shall mean (i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., Craige L. Smith, W. Mark Tatterson, Douglas Ernest and Darren Williams, and (ii) with respect to Cardinal, actual knowledge of Bernard H. Clineburg, Christopher W. Bergstrom, Alice P. Frazier and F. Kevin Reynolds.

6.03                        Representations and Warranties of Cardinal. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Cardinal hereby represents and warrants to United:

(a) Organization and Standing. Cardinal is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Cardinal is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization. As of the date hereof, the authorized capital stock of Cardinal consists of (i) 50,000,000 shares of Cardinal Common Stock, of which as of August 1, 2016, 32,460,013 shares are outstanding, and (ii) 10,000,000 shares of preferred stock, of which

1,376,772 shares have been designated as 7.25% Cumulative Convertible Preferred Stock, Series A (“Cardinal Series A Preferred Stock”), and 41,238 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Cardinal Series B Preferred Stock”).  No shares of preferred stock of Cardinal are outstanding as of the date hereof. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the Cardinal Stock Plans, Cardinal does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Cardinal Common Stock, Cardinal Series A Preferred Stock, Cardinal Series B Preferred Stock or any other equity securities of Cardinal or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Cardinal Common Stock, Cardinal Series A Preferred Stock, Cardinal Series B Preferred Stock or other equity securities of Cardinal or any of its Subsidiaries. As of the date hereof, Cardinal has 983,804 shares of Cardinal Common Stock that are issuable and reserved for issuance upon the exercise of Cardinal Stock Options, and 108,738 shares of Cardinal Common Stock are subject to unvested Cardinal Stock Awards. The outstanding shares of Cardinal Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries. Cardinal has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. Except as Previously Disclosed, (A) Cardinal owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, or, in the case of Cardinal Statutory Trust I and UFBC Capital Trust I, all of the outstanding common securities, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Cardinal or its Subsidiaries are fully paid and nonassessable and are owned by Cardinal or its Subsidiaries free and clear of any Liens.

(i) Cardinal has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(ii) Each of Cardinal’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of Cardinal and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Cardinal has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the stockholders of Cardinal, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Merger and Plan of Merger) by the holders of a majority of the outstanding shares of Cardinal Common Stock entitled to vote thereon (which is the only vote of Cardinal stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Cardinal and the Cardinal Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of Cardinal, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Cardinal or any of its Subsidiaries in connection with the execution, delivery or performance by Cardinal of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the VBFI and the Federal Reserve Board, (B) the filing of articles of merger with the VSCC pursuant to the VSCA and the VLLCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger, and (C) the filing of the Proxy Statement with the SEC. As of the date hereof, Cardinal is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to receipt of the regulatory approvals or consents referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Cardinal or of any of its Subsidiaries or to which Cardinal or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Cardinal Certificate or the Cardinal Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) Cardinal’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2013, 2014 and 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2015, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Cardinal’s

SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Cardinal contained in or incorporated by reference into any of Cardinal’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Cardinal and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Cardinal in any of Cardinal’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Cardinal and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.03(g)(ii) of Cardinal’s Disclosure Schedule lists, and upon request, Cardinal has delivered to United, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K) effected by Cardinal or its Subsidiaries, since December 31, 2015. KPMG LLP, which has expressed its opinion with respect to the audited financial statements of Cardinal and its Subsidiaries (including the related notes) included in Cardinal’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) Cardinal has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2012. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, Cardinal has made available to United copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2012, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Cardinal referred to in clause (A) above, (C) all proxy statements relating to Cardinal’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been made available to United pursuant to this Section 6.03(g)), filed by Cardinal with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Cardinal from the staff of the SEC since December 31, 2014 and all responses to such comment letters by or on behalf of Cardinal.

(iv) Cardinal maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Cardinal and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Cardinal’s filings with the SEC and other public disclosure documents. Cardinal maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2015, such internal control over financial reporting was effective in providing reasonable assurance to Cardinal’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To Cardinal’s knowledge, each director and executive officer of Cardinal has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2015. As used in this Section 6.03(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2015, Cardinal and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2015, (A) Cardinal and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Cardinal.

(h) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against Cardinal or any of its Subsidiaries and, to Cardinal’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither Cardinal nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the VSCC, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”, and each individually, a “Regulatory Authority”).

(ii) Neither Cardinal nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Cardinal is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and has elected to become a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws.

(i) Each of Cardinal and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each of Cardinal and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Cardinal’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) Neither Cardinal nor any of its Subsidiaries has received, since December 31, 2006, no notification or communication from any Governmental Authority (A) asserting that Cardinal or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Cardinal’s knowledge, do any grounds for any of the foregoing exist).

(iv) Since January 1, 2014, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(v) Neither Cardinal nor any of its directors, officers or employees, nor, to the knowledge of Cardinal, any agent or other Person acting on behalf of Cardinal is currently subject to any sanctions administered by Office of Foreign Assets Control.

(vi) Cardinal Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act (“FDIA”) and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act of 1977 (the “Community Reinvestment Act”) and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Cardinal has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Cardinal Bank having its current rating lowered.

(vii) At the Effective Time, the assumption by United of Cardinal’s obligations under Section 7.09 would be in compliance with Section 13(k) of the Exchange Act.

(k) Material Contracts; Defaults. Except for this Agreement and as Previously Disclosed, neither Cardinal nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Cardinal nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers. No action has been taken by Cardinal that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

(m) Employee Benefit Plans.

(i) On Section 6.03(m)(i) of Cardinal’s Disclosure Schedule, Cardinal has set forth a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, survivor life insurance, split dollar or other life insurance benefit plan, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Cardinal or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as Previously Disclosed on Section 6.03(m)(i) of Cardinal’s Disclosure Schedule, neither Cardinal nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”) or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Cardinal is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Cardinal, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Cardinal nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Cardinal or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Cardinal or any of its Subsidiaries or any entity (an “ERISA Affiliate”) that is considered one employer with Cardinal under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Cardinal, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Cardinal or any of its Subsidiaries is a party have been timely made or have been reflected on Cardinal’s financial statements. None of Cardinal, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Cardinal nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance or retiree death or other benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Employees by Cardinal or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or retiree death or other benefits on a permanent basis.

(vi) Cardinal and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Cardinal has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for minimum payments); (G) most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) Except as set forth on Section 6.03(m)(viii) of Cardinal’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan other than the Cardinal Stock Plans and except as otherwise provided for in this Agreement or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Cardinal nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) Except as set forth on Section 6.03(m)(x) of Cardinal’s Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither United nor Cardinal, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of Cardinal or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi) As of the Effective Date, there are no supplemental employment retirement plans (each, a “SERP”) or non-qualified deferred compensation plans (“Deferred Compensation Plans”) between Cardinal and any of its employees that have assets through a grantor trust or trusts of which Cardinal is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors, and except as set forth on Section 6.03(m)(xi) of Cardinal’s Disclosure Schedule, no such grantor trusts are required to be established on or after the Effective Time by the successor to Cardinal or any of its subsidiaries as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), and each Deferred Compensation Plan that is a SERP or non-qualified deferred compensation plan of Cardinal is listed on Section 6.03(m)(xi) of Cardinal’s Disclosure Schedule.

(xii) Except as set forth on Section 6.03(m)(xii) of Cardinal’s Disclosure Schedule, neither Cardinal nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Cardinal or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Cardinal or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code, and if any correction procedure authorized under any IRS guidance with respect to Section 409A is necessary or available on or before the Effective Time to prevent any such Section 409A document or operational failure, Cardinal agrees to so correct prior to the Effective Time. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Cardinal nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Cardinal or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n) Labor Matters. Neither Cardinal nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Cardinal or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Cardinal or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Cardinal’s knowledge, threatened, nor is Cardinal aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Cardinal has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this

Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Cardinal, including Article 14.1 of the VSCA (collectively, “Takeover Laws”).

(p) Environmental Matters. To Cardinal’s knowledge, neither the conduct nor operation of Cardinal or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Cardinal’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Cardinal’s knowledge, neither Cardinal nor any of its Subsidiaries has received any notice from any person or entity that Cardinal or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i) All Tax Returns that are required to be filed by or with respect to Cardinal and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Cardinal’s consolidated financial statements as of December 31, 2015. All assessments for Taxes of Cardinal or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid.  There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon Cardinal or any of its Subsidiaries. Neither Cardinal nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither Cardinal nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2015 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Cardinal as of December 31, 2015. As of the date hereof, neither Cardinal nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Cardinal is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(r) Risk Management Instruments. Neither Cardinal nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Cardinal’s own account, or for the account of one or more of Cardinal’s Subsidiaries or their customers.

(s) Books and Records. The books and records of Cardinal and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. Cardinal Previously Disclosed a list of all of the insurance policies, binders, or bonds maintained by Cardinal or its Subsidiaries. Cardinal and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Cardinal reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Cardinal and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Opinion of Financial Advisor. The board of directors of Cardinal has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P., to the effect that, as of the date of such opinion, and based upon and subject to factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Cardinal Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(v) Loan Matters.

(i) Each Cardinal Loan currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens that have been perfected and (C) to the knowledge of Cardinal, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Cardinal Loan were executed and delivered in compliance in all respects with all applicable laws at the time of origination or purchase by Cardinal and are complete and correct in all respects.

(ii) Each outstanding Cardinal Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Cardinal Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, Cardinal’s written underwriting standards and with all applicable requirements of applicable laws.

(iii) None of the contracts pursuant to which Cardinal has sold Cardinal Loans or pools of Cardinal Loans or participations in Cardinal Loans or pools of Cardinal Loans contains any obligation to repurchase such Cardinal Loans or interests therein solely on account of a payment default by the obligor on any such Cardinal Loan.

(iv) (A) Section 6.03(v)(iv) of Cardinal’s Disclosure Schedule sets forth a list of all Cardinal Loans as of the date hereof by Cardinal to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Cardinal, and (B) there are no employee, officer, director or other affiliate Cardinal Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O.

(w) Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) reflected in the most recent Cardinal financial statements was in compliance with Cardinal’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

(x) Assets. Cardinal or its Subsidiaries has good and marketable title to those assets reflected in the most recent Cardinal financial statements as being owned by Cardinal or acquired after the date thereof (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens, except (a) statutory liens securing payments not yet due, (b) liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (d) such imperfections or irregularities of title or liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Cardinal is the lessee of all leasehold estates reflected in the latest Cardinal financial statements, free and clear of all liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Cardinal, the lessor. There are no pending or, to the knowledge of Cardinal, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Cardinal. Cardinal owns or leases all properties as are necessary to its operations now conducted.

6.04                        Representations and Warranties of United. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, United hereby represents and warrants to Cardinal:

(a) Organization and Standing. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of United consists of (A) 100,000,000 shares of United Common Stock, of which as July 31, 2016, 76,379,927 shares were outstanding, and (B) 50,000,000 shares of preferred stock with par value of $1.00 per share (“United Preferred Stock”), as of the date hereof, none of which are outstanding. As of the date hereof, except as set forth in its Disclosure Schedule, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock, United Preferred Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock, United Preferred Stock or other equity securities of United or any of its Subsidiaries. As of the date hereof, United had 3,038,784 shares of United Common Stock, which are issuable and reserved for issuance upon exercise of United Stock Options. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) Upon the approval of the United Certificate Amendment, the shares of United Common Stock to be issued in exchange for shares of Cardinal Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.

(c) Subsidiaries. Each of United’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. United has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each Subsidiary.

(d) Corporate Power. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement (including the Merger and the Plan of Merger) and the United Certificate Amendment by the stockholders of United, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt by United of the requisite stockholder approvals (i) to amend the United Certificate to increase the number of authorized shares of United Common Stock (the “United Certificate Amendment”) and (ii) required by (A) NASDAQ Listing Rule 5635 with respect to issuing the Merger Consideration and (B) Sections 31D-6-621 and 31D-11-1104 of the WVBCA with respect to issuing the Merger Consideration and approving the Merger, such approvals constituting the affirmative vote of a majority of the votes cast if a quorum is present (which are the only votes of United stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of United and the United Board. Assuming due authorization, execution and delivery by Cardinal, this Agreement is a valid and legally binding obligation of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for: (A) filings of applications and notices with the federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the West Virginia Division of Financial Institutions, the VBFI and the Federal Reserve Board; (B) filings with the NASDAQ regarding the United Common Stock to be issued in the Merger; (C) the filing with and declaration of effectiveness of the Registration Statement by the SEC; (D) the filing of the Proxy Statement with the SEC; (E) the filing of the United Certificate Amendment with the West Virginia Secretary of State pursuant to the WVBCA; (F) the filing of articles of merger with the VSCC pursuant to the VSCA and the VLLCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger; (G) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of United Stock in the Merger; and (H) receipt of the approvals set forth in Section 8.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) United’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2013, 2014 and 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its

Subsidiaries subsequent to December 31, 2015, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “United’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any of United’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of United in any of United’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.04(g)(ii) of United’s Disclosure Schedule lists, and upon request, United has delivered to Cardinal, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K) effected by United or its Subsidiaries, since December 31, 2015. Ernst & Young LLP, which has expressed its opinion with respect to the audited financial statements of United and its Subsidiaries (including the related notes) included in United’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) United has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2012. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, United has made available to Cardinal copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2012, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of United referred to in clause (A) above, (C) all proxy statements relating to United’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been made available to Cardinal pursuant to this Section 6.04(g), filed by United with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by United from the staff of the SEC since December 31, 2014 and all responses to such comment letters by or on behalf of United.

(iv) United maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning United and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of United’s filings with the SEC and other public disclosure documents. United maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2015, such internal control over financial reporting was effective in providing reasonable assurance to United’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To United’s knowledge, each director and executive officer of United has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2015. As used in this Section 6.04(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2015, United and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2015, (A) United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any subsection of Section 6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to United’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters. Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(i) Neither United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(ii) United is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.  United is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws.

(i) Each of United and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each of United and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to United’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) Neither United nor any of its Subsidiaries has received, since December 31, 2006, no notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United’s knowledge, do any grounds for any of the foregoing exist).

(iv) Since January 1, 2014, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(v) Neither United nor any of its directors, officers or employees, nor, to the knowledge of United, any agent or other Person acting on behalf of United is currently subject to any sanctions administered by Office of Foreign Assets Control.

(vi) United Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and United has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in United Bank having its current rating lowered.

(k) Material Contracts; Defaults. Except for this Agreement, neither United nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither United nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Employee Benefit Plans.

(i) United has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “United Employees”), current or former consultant (the “United Consultants”) or current or former director (the “United Directors”) of United or any of its Subsidiaries participates or to which any United Employees, United Consultants or United Directors are a party (the “United Compensation and Benefit Plans”).

(ii) Each United Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “United Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and United is not aware of any circumstances that could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “United ERISA Affiliate”) which is considered one employer with United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “United ERISA Affiliate Plan”). None of United, any of its Subsidiaries or any United ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv) All contributions required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United’s financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance, retiree death or other benefits, other than a program to offer to remit premiums and provide some administrative tasks with respect to retiree health and life insurance paid by retirees under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such United Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by United or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance, retiree death or other benefits on a permanent basis.

(vi) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign Employees.

(vii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any United Employee, United Consultant or United Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any United Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any United Compensation and Benefit Plan.

(viii) Except for compensation paid to Richard M. Adams, neither United nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(ix) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither United nor Cardinal, or any of their respective Subsidiaries will be obligated to make a payment with respect to any person who is an employee,  before the Effective Time, of United or any of its Subsidiaries, that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(x) Neither United nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any United Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject United or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to United or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

(m) No Brokers. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to Keefe, Bruyette & Woods, Inc.

(n) Labor Matters. Neither United nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is United or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel United or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to United’s knowledge, threatened, nor is United aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to United.

(p) Environmental Matters. To United’s knowledge, neither the conduct nor operation of United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to United’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To United’s knowledge, neither United nor any of its Subsidiaries has received any notice from any person or entity that United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

(q) Tax Matters. All Tax Returns that are required to be filed by or with respect to United and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on United’s consolidated financial statements as of December 31, 2015. All assessments for Taxes of United or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid.  There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon United or any of its Subsidiaries. Neither United nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect.  Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2015 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of United as of December 31, 2015. As of the date hereof, neither United nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments. Neither United nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for United’s own account, or for the account of one or more of United’s Subsidiaries or their customers.

(s) Books and Records. The books and records of United and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. United Previously Disclosed a list of all of the insurance policies, binders, or bonds maintained by United or its Subsidiaries. United and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of United reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Opinion of Financial Advisor. The board of directors of United has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of such opinion, and based upon and subject to factors, assumptions and limitations set forth therein, the Exchange Ratio to be paid to the holders of Cardinal Common Stock is fair, from a financial point of view, to United. Such opinion has not been amended or rescinded as of the date of this Agreement.

(v) Loan Matters.

(i) Each United Loan currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens that have been perfected and (C) to the knowledge of United, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding United Loan were executed and delivered in compliance in all respects with all applicable laws at the time of origination or purchase by United and are complete and correct in all respects.

(ii) Each outstanding United Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant United Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, United’s written underwriting standards and with all applicable requirements of applicable laws.

(w) Allowance for Loan and Lease Losses. The ALLL reflected in the most recent United financial statements was in compliance with United’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

(x) Assets. United or its Subsidiaries has good and marketable title to those assets reflected in the most recent United financial statements as being owned by United or acquired after the date thereof (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens, except Permitted Liens. United is the lessee of all leasehold estates reflected in the latest United financial statements, free and clear of all liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of United, the lessor. There are no pending or, to the knowledge of United, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by United. United owns or leases all properties as are necessary to its operations now conducted.

(y) Representations and Warranties of United with Respect to Merger Sub.

(i) Organization, Standing and Authority.  Merger Sub is duly organized and validly existing in good standing under the laws of the state of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  Merger Sub is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.

(ii) Power.  Merger Sub has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iii) Authority.  This Agreement and the transactions contemplated hereby have been authorized by all requisite action on the part of Merger Sub and its respective subsidiaries or members.  This Agreement is a valid and legally binding agreement of Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VII

Covenants

7.01                        Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Cardinal and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.  Each of Cardinal and United hereby agrees to use its reasonable best efforts in good faith to implement the employment and other benefit arrangements set forth on Section 7.01 of Cardinal’s Disclosure Schedule as soon as practicable following the execution of this Agreement.

7.02                        Stockholder Approvals.

(a) Cardinal agrees to take, in accordance with applicable law and the Cardinal Certificate and the Cardinal Bylaws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Cardinal’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Cardinal Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Cardinal Board will recommend that the Cardinal stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Cardinal Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Cardinal Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Cardinal Board under applicable law.

(b) United agrees to take, in accordance with applicable law and the United Certificate and the United Bylaws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon (i) the United Certificate Amendment and (ii) the issuance of the Merger Consideration pursuant to NASDAQ Listing Rule 5635 and pursuant to Sections 31D-6-621 and 31D-11-1104 of the WVBCA, with respect to issuing the Merger Consideration and approving the Merger, and any other matters required to be approved by United’s stockholders for consummation of the Merger and the transactions contemplated by the Agreement (including any adjournment or postponement, the “United Meeting”), as promptly as practicable after the Registration Statement is declared effective. The United Board will recommend that the United stockholders approve (i) the United Certificate Amendment and (ii) the issuance of the Merger Consideration and, as necessary, the transactions contemplated by the Agreement, provided that the United Board may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if the United Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the United Board under applicable law.

(c)  Cardinal and United shall use their reasonable best efforts to hold their respective stockholder meetings on the same date and as close in time to the Effective Date as reasonably practicable.

7.03                        Registration Statement.

(a) United agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of United and Cardinal constituting a part thereof (the “Proxy Statement”) and all related documents). Cardinal and United agree to cooperate, and to cause their respective Subsidiaries, as applicable, to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within 120 days from the date of this Agreement. Each of Cardinal and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of United and Cardinal agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of United, Cardinal or their respective Subsidiaries, as applicable, to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Cardinal shall have the right to review and consult with United and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of Cardinal and United agrees, as to itself and its Subsidiaries and affiliates, as applicable, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Cardinal Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Cardinal and United further agrees that if it shall become aware prior to the date of the Cardinal Meeting or United Meeting, as the case may be, of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) United agrees to advise Cardinal, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04                        Access; Information.

(a) Each of Cardinal and United agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither United or its Subsidiaries nor Cardinal or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of United, Cardinal or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, the parties will make appropriate substitute disclosure arrangements.

(b) Each of Cardinal and United agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(d) The provisions of this Section 7.04 are in addition to, and not in lieu of, those certain confidentiality agreements dated May 23, 2016 and August 10, 2016, between United and Cardinal (the “Confidentiality Agreement”), the terms of which are specifically confirmed.

7.05                        Acquisition Proposals. Cardinal agrees that it shall not, and shall cause its Subsidiaries and its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Cardinal will inform United promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Cardinal or any merger, change or control or other business combination involving Cardinal. Notwithstanding the foregoing, nothing contained in this Section 7.05 shall prohibit Cardinal, prior to the Cardinal Meeting and subject to compliance with the other terms of this Section 7.05, from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person that makes an unsolicited, bona fide written Acquisition Proposal with respect to Cardinal or any of its Significant Subsidiaries (that did not result from a breach of this Section 7.05), if, and only to the extent that (i) the Cardinal Board concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be reasonably likely to constitute a breach of its fiduciary duties to its shareholders under applicable law, (ii) before taking such actions, Cardinal receives from such Person an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Cardinal and shall contain terms and conditions no less favorable to Cardinal with respect to confidentiality than the Confidentiality Agreement, and (iii) the Cardinal Board concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. Cardinal shall promptly notify United in writing of Cardinal’s receipt of any such Acquisition Proposal or inquiry, the material terms and conditions thereof, the identity of the person making such Acquisition Proposal or inquiry, and will keep United apprised of any related developments, discussions and negotiations on a current basis. Cardinal agrees that any violation of the restrictions set forth in this Section 7.05 by any representative of Cardinal shall be deemed a breach of this Section 7.05 by Cardinal.

7.06                        Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.07                        Exemption from Liability Under Section 16(b). United and Cardinal agree that, in order to most effectively compensate and retain certain directors and officers of Cardinal in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of Cardinal not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 7.07. The United Board, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall promptly, and in any event prior to the Effective Time,  take all such steps as may be necessary or appropriate to cause any dispositions of Cardinal Common Stock, Cardinal Stock Awards, Cardinal Stock Options or acquisitions (and any subsequent dispositions) of United Common Stock or Replacement Options by the directors and officers of Cardinal, who, immediately following the Merger, will be directors and officers of United subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.

7.08                        Regulatory Applications.

(a) United and Cardinal and their respective Subsidiaries and affiliates, as applicable, (a) shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (b) covenant and agree that none of the information supplied or to be supplied by such party and any of its Subsidiaries and affiliates, as applicable, for inclusion in any filings with Governmental Authorities will, at the respective time such filing is made be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made not misleading. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that United shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in any conditions or requirements applicable either before or after the Effective Time that the United Board reasonably determines in good faith would have a Material Adverse Effect on United and its Subsidiaries taken as a whole taking into account the consummation of the Merger in making such determination (a

“Materially Burdensome Regulatory Condition”). Each of United and Cardinal shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable and, in any event, United shall make all necessary filings and provide any necessary notices within 120 days of the date of this Agreement.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, United shall, to the extent permitted by applicable law (i) promptly advise Cardinal of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby, (ii) provide Cardinal with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Cardinal with the opportunity to participate in any meetings or substantive telephone conversations that United or its Subsidiaries or their respective representatives may have from time to time with any Governmental Authority with respect to the transactions contemplated by this Agreement.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

7.09                        Indemnification.

(a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors, officers and employees of Cardinal and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Cardinal is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Cardinal Certificate, the Cardinal Bylaws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the Cardinal Certificate, the Cardinal Bylaws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director. United shall comply with any indemnification agreements between Cardinal or its Subsidiaries on the one hand, and their respective directors and officers on the other hand; provided, however, that each of Cardinal and its Subsidiaries, as applicable, agrees to exercise its reasonable best efforts to obtain amendments to each indemnification agreement applicable to it prior to the Effective Date so that terms of any such agreement aligns with the time periods set forth in this Section 7.09.

(b) For a period of six years from and after the Effective Time, United shall (i) maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to Indemnified Parties contained in the Cardinal Certificate and Cardinal Bylaws (or comparable organizational documents) of each of Cardinal and its Subsidiaries and (B) any indemnification agreements of Cardinal and its Subsidiaries with or for the benefit of any Indemnified Parties existing on the date hereof, and (ii) indemnify the Indemnified Parties to the fullest extent permitted by applicable law. For purposes of the foregoing: (i) in the event any claim is asserted within the six year period during which Cardinal and its Subsidiaries, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under VSCA, the Cardinal Certificate or Cardinal Bylaws or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to United. The fees and expenses of such independent legal counsel shall be paid for by United.

(c) For a period of six years from the Effective Time, United shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Cardinal or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Cardinal) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Cardinal; provided, that in no event shall United be required to expend, on an annual basis, more than 200% of the current annual amount expended by Cardinal (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 7.09(c), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Cardinal or any Subsidiary may be required to make application and provide customary representations and warranties to United’s insurance carrier for the purpose of obtaining such insurance.

(d) Any Indemnified Party wishing to claim indemnification under Section 7.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under Section 7.09(a) unless and to the extent that United is actually prejudiced as a result of such failure.

(e) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 7.09.

(f) The provisions of this Section 7.09, (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

7.10                        Benefit Plans.

(a) At and following the Effective Time (i) United shall provide employees of Cardinal and its Subsidiaries with employee benefit plans substantially similar to those provided to similarly situated employees of United, except with respect to the United Pension Plan, (ii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such employees and their eligible dependents, and (iii) all employees of Cardinal and its Subsidiaries shall receive credit for years of service with Cardinal, its Subsidiaries and their predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; provided, that, in accordance with United’s policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year except that employees who are retained by United shall be permitted to carry over vacation until the end of 2018 and employees who are not retained by United shall be paid for unused vacation) under United’s benefit plans, except with respect to the United Pension Plan. All employees of Cardinal and its Subsidiaries and their eligible dependents will receive credit for co-payments, deductibles and out-of-pocket maximums satisfied by such employees and dependents under the Compensation and Benefit Plans. Except as provided in this Agreement, United shall maintain Cardinal’s and its Subsidiaries’ existing employee benefit plans until such time as United has provided similar plans to employees of Cardinal and its Subsidiaries as contemplated in the preceding sentence. Employees of Cardinal and its Subsidiaries shall not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with Cardinal, its Subsidiaries and their predecessors prior to the Effective Date, except with respect to any vacation accrual.

(b) Except for employees of Cardinal and its Subsidiaries with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements and shall not have a right to employer-paid outplacement services), United agrees that each employee of Cardinal and its Subsidiaries who is involuntarily terminated by United or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 7.10(b) of Cardinal’s Disclosure Schedule, shall receive (i) a severance payment equal to the amounts set forth on Section 7.10(b) of Cardinal’s Disclosure Schedule, but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee hereunder, and (ii) outplacement services through the date that is set forth on Section 7.10(b) of Cardinal’s Disclosure Schedule by an outplacement agency selected by United.

(c) Cardinal shall cause its 401(k) plan to be fully vested and terminated effective immediately prior to or upon the Effective Time, in accordance with applicable law and regulations, and Cardinal shall pursue, in United’s sole discretion, the receipt of a favorable determination letter from the IRS relating to such termination.  Each employee of Cardinal and its Subsidiaries that is a participant in Cardinal’s 401(k) plan, and that becomes an eligible employee of United or its Subsidiaries following the Effective Time, shall be eligible to participate in United’s 401(k) plan as soon as administratively practical, in accordance with the terms and conditions of United’s 401(k) plan, after the Effective Time, and, account balances under Cardinal’s terminated 401(k) plan will be eligible for distribution or rollover, in accordance with the terms and conditions of the United 401(k) plan and applicable law and regulation, including direct rollover of cash and, provided that Cardinal’s terminated 401(k) plan was validly amended prior to termination to provide for (A) roll out of promissory notes, (B) a period of time during which plan termination does not cause immediate loan default, (C) in-kind distribution of promissory notes, and (D) such other plan provisions as are required for rollout of promissory notes, direct rollover of promissory notes to United’s 401(k) plan, for each such employee in his or her discretion.  Any other former employee of Cardinal or its Subsidiaries that is employed by United or its Subsidiaries after the Effective Time shall be eligible to be a participant in United’s 401(k) plan upon complying with eligibility requirements.  For purposes of administering United’s 401(k) plan, service with Cardinal and its Subsidiaries shall be deemed to be service with United for participation and vesting purposes, but not for purposes of benefit accrual.  United shall take all required actions to assume as of the Effective Time all obligations under Cardinal’s Executive Deferred Income Plan, the George Mason Mortgage, LLC Executive Deferred Income Plan and Cardinal’s Non-Employee Directors Deferral Plan; provided, that United shall be under no obligation to permit further contributions to such plans after the Effective Time.

(d) Each of United, Cardinal and the key employees of Cardinal, as the case may be, will enter into agreements concerning their employment with United and related matters after the Effective Time in accordance with the terms and conditions set forth in Section 7.10(d) of the Cardinal Disclosure Schedule.  At and following the Effective Time, United shall honor, and United shall be obligated to perform, or shall cause its Subsidiaries to honor and perform, in accordance with their terms and applicable law, the contractual rights of Employees, Consultants and Directors of Cardinal and its Subsidiaries existing as of the Effective Time.

7.11                        Notification of Certain Matters. Each of Cardinal and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.12                        Directors.

(a) United shall take all appropriate action so that as of the Effective Time the number of directors constituting the United Board shall be increased by one and Bernard H. Clineburg shall be appointed as a director of United. United will nominate Bernard H. Clineburg for election as a director at the annual meeting of United immediately following the Effective Time and solicit proxies for Bernard H. Clineburg in the same manner as it does for all other members of United’s slate of directors in connection with such meeting.

(b) United shall take all appropriate action so that as of the Effective Time the number of directors constituting the board of directors of United Bank shall be increased by two and two individuals from Cardinal shall be appointed to the board of directors of United Bank.  The individuals chosen by Cardinal to serve as directors of United Bank shall be subject to the consent of the United Board, which shall not be unreasonably withheld.

7.13                        Compliance with Laws. Each of Cardinal and its Subsidiaries shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to employees conducting such businesses.

7.14                        Operating Functions. Cardinal shall cooperate with United and Merger Sub in connection with planning for the efficient and orderly combination of the parties and the operation of United and Merger Sub (including the former operations of Cardinal) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Time or such later date as United may decide.  Notwithstanding the foregoing, (a) neither United nor Merger Sub shall under any circumstance be permitted to exercise control of Cardinal prior to the Effective Time, (b) Cardinal shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Cardinal shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

7.15                        Assumption of TRUPs. United acknowledges that Cardinal Statutory Trust I and UFBC Capital Trust I hold subordinated debentures issued by Cardinal and has issued preferred securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities. United agrees that at the Effective Time, it shall expressly assume all of Cardinal’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for Cardinal) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by Cardinal Statutory Trust I and UFBC Capital Trust I, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of Cardinal’s obligations with respect to the subordinated debentures and the trust preferred securities issued by Cardinal Statutory Trust I and UFBC Capital Trust I (the “TRUPs Assumption”).

ARTICLE VIII

Conditions to Consummation of the Merger

8.01                        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of United and Cardinal to consummate the Merger is subject to the fulfillment or written waiver by United and Cardinal prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement and any other matters required to be approved by Cardinal’s stockholders for consummation of the Merger shall have been duly approved by the requisite vote of the stockholders of Cardinal, and the United Certificate Amendment, this Agreement and any other matters required to be approved by United’s stockholders for the consummation of the Merger (including the issuance of the Merger Consideration) shall have been duly approved by the requisite vote of the stockholders of United.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any Materially Burdensome Regulatory Condition.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Listing. The shares of United Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(f) TRUPs Assumption.  United shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by United to effect the TRUPs Assumption.

8.02                        Conditions to Obligation of Cardinal. The obligation of Cardinal to consummate the Merger is also subject to the fulfillment or written waiver by Cardinal prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Cardinal shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(b) Performance of Obligations of United. United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Cardinal shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(c) Opinion of Cardinal’s Counsel. Cardinal shall have received an opinion of LeClairRyan, counsel to Cardinal, in form and substance reasonably satisfactory to Cardinal, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, LeClairRyan may require and rely upon representations contained in letters from Cardinal, United, officers and employees of Cardinal or United, and others, reasonably satisfactory in form and substance to it.

8.03                        Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Cardinal set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Cardinal by the Chief Executive Officer and the Chief Financial Officer of Cardinal to such effect.

(b) Performance of Obligations of Cardinal. Cardinal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Cardinal by the Chief Executive Officer and the Chief Financial Officer of Cardinal to such effect.

(c) Opinion of United’s Counsel. United shall have received an opinion of Bowles Rice LLP, counsel to United,  in form and substance reasonably satisfactory to United, dated the

Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” under Section 368 of the Code. In rendering its opinion, Bowles Rice LLP may require and rely upon representations contained in letters from United, Cardinal, officers and employees of United or Cardinal, and others, reasonably satisfactory in form and substance to it.

(d) Agreements with Certain Key Employees of Cardinal. The agreements with certain key employees of Cardinal concerning their employment with United and related matters after the Effective Time as set forth on Section 7.10(d) of Cardinal’s Disclosure Schedule have been memorialized in binding, written agreements entered into by the key employees and none of the key employees has taken any action on or before the Effective Time to materially breach or to cancel or terminate any such agreements.

ARTICLE IX

Termination

9.01                        Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of United and Cardinal, if the board of directors of each so determines by vote of a majority of the members of its entire board of directors.

(b) Breach. At any time prior to the Effective Time, by United or Cardinal (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its board of directors so determines by vote of a majority of the members of its entire board of directors, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c) Delay. At any time prior to the Effective Time, by United or Cardinal, if its board of directors so determines by vote of a majority of the members of such party’s entire board of directors, in the event that the Merger is not consummated by August 31, 2017, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) Failure of United Conditions. By United in the event that any of the conditions precedent to the obligations of United to consummate the Merger contained in Sections 8.03(a), 8.03(b) and 8.03(d) cannot be satisfied or fulfilled by the date specified in Section 9.01(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of United’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by United of any of its material representations or warranties contained in this Agreement).

(e) Failure of Cardinal Conditions. By Cardinal in the event that any of the conditions precedent to the obligations of Cardinal to consummate the Merger contained in Sections 8.02(a) or 8.02(b) cannot be satisfied or fulfilled by the date specified in Section 9.01(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Cardinal’s breach of Section 7.02, 7.03 or 7.05, Cardinal’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Cardinal of any of its material representations or warranties contained in this Agreement).

(f) No Approval. By Cardinal or United, if its board of directors so determines by a vote of a majority of the members of its entire board of directors, in the event (i) (A) final action has been taken by any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement, which final action has become nonappealable and does not approve this Agreement or the transactions contemplated hereby, or such Governmental Authority has approved of this Agreement or the transactions contemplated hereby with a Materially Burdensome Regulatory Condition, or (B) any Governmental Authority whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated that it will not issue the required approval or nonobjection, or (ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Cardinal Meeting or the United Meeting.

(g) Failure to Recommend, Etc.

(i) At any time prior to the Cardinal Meeting, by United if the Cardinal Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of United.

(ii) At any time prior to the United Meeting, by Cardinal if the United Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Cardinal.

(h) Superior Proposal. By Cardinal, if the Cardinal Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Cardinal Meeting, in order to concurrently enter into an agreement with respect to an Acquisition Proposal that was received and considered by Cardinal in compliance with Section 7.05 and (i) that would, if consummated, result in a transaction that is more favorable to Cardinal’s stockholders from a financial point of view than the Merger and (ii) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed (a “Superior Proposal”); provided, that (i) this Agreement may be terminated by Cardinal pursuant to this Section 9.01(h) only after the fifth business day following United’s receipt of written notice from Cardinal advising United that Cardinal is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, United does not make an offer to Cardinal that the Cardinal Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Cardinal pays the Fee specified in Section 9.03.

(i) Decline in United Common Stock Price. By Cardinal, if the Cardinal Board so determines by a vote of the majority of the members of the entire Cardinal Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Determination Date Average Closing Price by the Starting Price (as defined below) (the “United Ratio”) shall be less than 0.80; and

(ii) (x) the United Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as, the “Index Ratio”);

subject, however, to the following three sentences. If Cardinal elects to exercise its termination right pursuant to this Section 9.01(i), it shall give written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Cardinal Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Determination Date Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the United Ratio. If United so elects within such five-day period, it shall give prompt written notice to Cardinal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 9.01(i), the following terms shall have the meanings indicated:

“Determination Date” shall mean the latest of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired; (ii) the latest date on which the stockholder approvals of both Cardinal and United set forth in Section 7.02 are received; or (iii) the date scheduled to integrate Cardinal’s data processing systems with United’s data processing systems, so long as all conditions set forth in Article VIII have been satisfied (which date shall be identified by the parties in writing as soon as practicable after the date hereof).

“Determination Date Average Closing Price” means the average of the per share closing prices of a share of United Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index (IBIX).

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of United Common Stock on the NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

9.02                        Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination, and (iii) Sections 7.03(b), 7.04(b), 9.02, 9.03, 10.05, 10.06, 10.07, 10.08, 10.09 and 10.10 shall survive any termination of this Agreement.

9.03                        Fees and Expenses.

(a) In the event that, (i) this Agreement shall be terminated by Cardinal pursuant to Section 9.01(h), then Cardinal shall pay United promptly (but in no event later than two business days after the date of termination of this Agreement by Cardinal) a fee of $36,000,000 (the “Cardinal Fee”), which amount shall be payable in immediately available funds or (ii) this Agreement is terminated by United pursuant to Section 9.01(g)(i), and prior to that date that is 12 months after such termination, Cardinal or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then Cardinal shall pay United the Cardinal Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. For the purposes of this Section, “Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal. For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to

“24.99%” shall be deemed to be references to “50.01%.” In no event shall Cardinal be required to pay the Cardinal Fee on more than one occasion.

(b) In the event that this Agreement shall be terminated by United or Cardinal pursuant to Sections 9.01(c) or 9.01(f)(i), but only if (i) (A) the delay in the Effective Time giving rise to the termination right under Section 9.01(c), or (B) the action or statement by a Governmental Authority giving rise to the termination right under Section 9.01(f)(i), as applicable, arises solely because United does not satisfy the condition to approval of a Governmental Authority requiring it to raise or obtain capital, in accordance with the terms required by the applicable Governmental Authority, (ii) the following conditions set forth in Article VIII have been or are reasonably likely to be satisfied: Sections 8.01(a) (but only with respect to the vote of stockholders of Cardinal), 8.01(c) (excluding for this purpose, any rule, regulation, judgment, order, decree or other order of a Governmental Authority with respect to an approval contemplated under Section 8.01(b)), 8.03(a) and 8.03(b), (iii) Cardinal has not breached its obligations under Section 7.03, and (iv) United does not otherwise have a right to terminate the Agreement pursuant to Sections 9.01(b) or 9.01(d), then United shall pay Cardinal promptly (but in no event later than two business days after the date of termination of this Agreement) a fee of $13,500,000 (the “United Fee”, together with the Cardinal Fee, the “Fees”, and each individually, a “Fee”), which amount shall be payable in immediately available funds.

(c) The agreements contained in paragraphs (a) and (b) of this Section 9.03 shall be deemed an integral part of the transactions contemplated by this Agreement, and without such agreements the parties would not have entered into this Agreement.  A Fee payable pursuant to paragraphs (a) and (b) of this Section 9.03 shall be the sole and exclusive remedy of United and Cardinal, respectively, in the event such Fee is payable as specified therein. In the event that Cardinal or United, as applicable, shall fail to pay a Fee when due, then such party shall pay such Fee plus the costs and expenses actually incurred by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection of such Fee under the enforcement of this Section 9.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that such Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

10.01                 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.09, 7.10, and this Article X and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

10.02                 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Cardinal Meeting, this Agreement may not be amended if it would violate the VSCA.

10.03                 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

10.04                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.05                 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable). The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

10.06                 Expenses. Subject to the obligations of Cardinal set forth in Section 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Cardinal and United.

10.07                 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Cardinal, to:

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500

McLean, Virginia 22207

Attention: Bernard H. Clineburg

Christopher W. Bergstrom

With a copy to:

LeClairRyan, A Professional Corporation

919 East Main Street, 24th Floor

Richmond, Virginia 23219

Facsimile: (804) 783-7621

Attention: Scott H. Richter, Esq.

If to United, to:

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26101

Attention: Richard M. Adams

W. Mark Tatterson

With a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Facsimile: (304) 343-3058

Attention: Sandra M. Murphy, Esq.

If to Merger Sub, to:

UBV Holding Company, LLC

11185 Main Street

Fairfax, Virginia 22030

Attention: Richard M. Adams

W. Mark Tatterson

With a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Facsimile: (304) 343-3058

Attention: Sandra M. Murphy, Esq.

10.08                 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedules attached hereto and incorporated herein) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 7.09, which shall inure to the benefit of the Persons referred to in such Sections, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.09                 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.10                 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

10.11                 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms refer to this Agreement as a whole and not any specific Section. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Cardinal, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. No party to this Agreement shall be considered the draftsman.

10.12                 Publicity. United and Cardinal each shall consult with the other prior to issuing any press releases, filing any material pursuant to SEC Rules 165 or 425, or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby, and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, the NASDAQ or in connection with the regulatory application process, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CARDINAL FINANCIAL CORPORATION

By:	/s/ Christopher W. Bergstrom
Christopher W. Bergstrom
Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Richard M. Adams
Title:	Chairman of the Board and Chief Executive Officer

UBV HOLDING COMPANY, LLC

By:	/s/ Richard M. Adams
Richard M. Adams
Title:	President

Signature Page to the Agreement and Plan of Reorganization

Exhibit A

PLAN OF MERGER

merging

CARDINAL FINANCIAL CORPORATION,

a Virginia bank holding company

with and into

UBV HOLDING COMPANY, LLC,

a Virginia bank holding company

1.                                      Merger.  Cardinal Financial Corporation (“Cardinal”), a Virginia bank holding company incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”), shall upon the Effective Time (as defined in Section 2.a) be merged (the “Merger”) with and into UBV Holding Company, LLC (“UBV”), a Virginia bank holding company organized pursuant to the Virginia Limited Liability Company Act (“VLLCA”), a disregarded entity for income tax purposes and a wholly-owned subsidiary of United Bankshares, Inc. (“United”), a West Virginia bank holding company incorporated pursuant to the West Virginia Business Corporation Act, in accordance with the applicable provisions of the VSCA and the VLLCA.  As a result of the Merger, the separate corporate existence of Cardinal shall cease and UBV shall continue as the surviving entity (the “Surviving Entity”) following the Merger.  The existence of UBV, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

2.                                      Effective Time; Effects of the Merger.

a.                    The Merger shall become effective at the latest of: (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (ii) the time set forth in articles of merger relating to the Merger to be filed with the SCC; such time referred to herein as the “Effective Time.”

b.                    At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA and Section 13.1-1070 of the VLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of Cardinal shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of Cardinal shall be vested in, and all debts, liabilities and obligations of Cardinal shall be the obligation of, UBV as the Surviving Entity, all without further act or deed, in accordance with the applicable provisions of the VSCA and the VLLCA.

3.                                      Articles of Organization.  The articles of organization, as amended, of UBV in effect at the Effective Time shall be the articles of incorporation of the Surviving Entity, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

4.                                      Operating Agreement.  The operating agreement, as amended, of UBV in effect at the Effective Time shall be the operating agreement of the Surviving Entity, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

5.                                      Board of Directors; Officers.  From and after the Effective Time, the directors of UBV immediately prior to the Effective Time shall be the directors of the Surviving Entity until their successors are duly appointed or elected. From and after the Effective Time, the officers and managers of UBV immediately prior to the Effective Time shall be the officers of the Surviving Entity until their successors are duly appointed or elected.

6.                                      Manner and Basis of Converting Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of United, UBV, Cardinal or any holder of any shares of capital stock of United, UBV or Cardinal:

a.                    Cardinal Common Stock.

i.                                          At the Effective Time, each holder of a share of common stock, $1.00 par value per share, of Cardinal (“Cardinal Common Stock”) (excluding shares of Cardinal Common Stock held by United, UBV or any United or UBV Subsidiary, in each case other than in a fiduciary capacity or as a results of debts previously contracted, which shares shall (i) not be exchanged for shares of United Common Stock and (ii) be canceled and extinguished for no consideration, and shall be marked “canceled in merger” as of the Effective Time) outstanding immediately prior to the Effective Time shall automatically be converted into and exchangeable for the right to receive 0.71 (the “Exchange Ratio”) shares of common stock, $2.50 par value per share, of United (“United Common Stock”, and together with cash in lieu of fractional shares as provided in Section 6.b below, collectively, the “Merger Consideration”).

ii.                                       Effective as of the Effective Time, each share of Cardinal Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as defined in Section 6.f) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of certificates that immediately prior to the Effective Time evidenced shares of Cardinal Common Stock (each, a “Cardinal Certificate”), and each holder of non-certificated shares of Cardinal Common Stock (“Cardinal Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Cardinal Certificate or Cardinal Book-Entry Shares in accordance with Section 7.

b.                    No Fractional Shares.  No fractional shares of United Common Stock shall be issued in respect of shares of Cardinal Common Stock that are to be converted in the Merger into the right to receive shares of United Common Stock. Holders of Cardinal Common Stock entitled to fractional shares shall be entitled to receive in lieu of any fractional share of United Common Stock to which such holder would otherwise have been entitled pursuant to Sections 6.a and 7 an amount in cash (without interest) (the “Cash Consideration”), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of United Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Cardinal Common Stock held by such holder immediately prior to the Effective Time) by (ii) the average of the daily closing prices for United Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the tenth trading day immediately preceding the Effective Date.

c.                     Adjustment for Certain Transactions in United Common Stock.  If, on or after the date of the Agreement and Plan of Reorganization, by and between United and Cardinal, dated as of August 17, 2016 (the “Merger Agreement”), and prior to the Effective Time, United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the then outstanding United Common Stock, or establishes a record date prior to the Effective Date with respect to any dividend or distribution in respect of United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide holders of Cardinal Common Stock the same economic effect as contemplated by the Merger Agreement prior to such action.

d.                    United Common Stock and UBV Equity Interests.  Each share of United Common Stock and each equity interest of UBV outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to represent an issued and outstanding share of United Common Stock and an outstanding equity interest of UBV, respectively.

e.                     Cardinal Common Stock Held by United and UBV.  All shares of Cardinal Common Stock owned directly or indirectly by United, UBV or any of United’s or UBV’s respective wholly owned subsidiaries (other than shares held in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Entity and shall not be exchanged for the Merger Consideration; such cancelled and retired shares are referred to herein as, the “Excluded Shares”.

f.                Cardinal Equity-Based Awards.

(i) At the Effective Time, each outstanding option (each, a “Cardinal Stock Option”) to purchase shares of Cardinal Common Stock, whether vested or unvested, under any and all plans of Cardinal under which stock options have been granted (collectively, the “Cardinal Stock Plans”) shall vest pursuant to the terms thereof and shall be converted an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Cardinal Stock Option, the number of shares of United Common Stock equal to (a) the number of shares of Cardinal Common Stock subject to the Cardinal Stock Option multiplied by (b) the Exchange Ratio.  Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Cardinal Common Stock that were purchasable pursuant to such Cardinal Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Cardinal Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At or prior to the Effective Time, Cardinal shall use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Cardinal Stock Plans to permit replacement of the outstanding Cardinal Stock Options by United pursuant to this Section and to permit United to assume the Cardinal Stock Plans.  Cardinal shall further take all action necessary to amend the Cardinal Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Cardinal Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under the Cardinal Stock Plans other than those grants or awards that have been made or accrued prior to the Effective Time.  United shall file a post-effective amendment to the Registration Statement or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of United Common Stock subject to such Replacement Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of the Registration Statement or registration statement on Form S-8 for so long as such Replacement Options remain outstanding.

(ii) At the Effective Time,  each restricted stock award granted under a Cardinal Stock Plan (each, a “Cardinal Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Time shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 6(a), and the shares of Cardinal Common Stock subject to such Cardinal Stock Award will be treated in the same manner as all other shares of Cardinal Common Stock for such purposes.

7.                                      Cardinal Common Stock Exchange Procedures.

a.                    Exchange Agent; Merger Consideration.  United shall appoint its transfer agent, Computershare Limited, or, with the written consent of Cardinal, which shall not be unreasonably withheld, another agent independent of and unaffiliated with United, UBV or Cardinal (the “Exchange Agent”), for the purpose of exchanging Cardinal Certificates and Cardinal Book-Entry Shares for the Merger Consideration. At or prior to the Effective Time, United shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Cardinal Common Stock and for exchange in accordance with this Plan of Merger, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section 7 of, (i) certificates, or, at United’s option, evidence of shares in book-entry form, representing the shares of United Common Stock, and (ii) an amount of cash necessary to pay the Cash Consideration.

b.                    Surrender of Cardinal Certificates and Cardinal Book-Entry Shares.  United shall cause the Exchange Agent, not later than five Business Days after the Effective Time, to mail to each holder of one or more Cardinal Certificates or of Cardinal Book-Entry Shares a form letter of transmittal for return to the Exchange Agent containing instructions for use in effecting the surrender of the Cardinal Certificates and Cardinal Book-Entry Shares in exchange for the Merger Consideration into which the Cardinal Common Stock represented by such Cardinal Certificates and Cardinal Book-Entry Shares shall have been converted as a result of the Merger. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Cardinal Certificates and Cardinal Book-Entry Shares shall pass, only upon delivery of the Cardinal Certificates and Cardinal Book-Entry Shares to the Exchange Agent. Upon proper surrender of a Cardinal Certificate or Cardinal Book-Entry Shares for exchange and cancellation to the Exchange Agent or compliance with the provisions of Section 7.e, together with a properly completed letter of transmittal, duly executed, the holder of such Cardinal Certificate or Cardinal Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration and the Cardinal Certificate and/or Cardinal Book-Entry Shares so surrendered shall be cancelled.  Any portion of the Merger Consideration that remains unclaimed by the holders of Cardinal Common Stock on the business day after the one-year anniversary of the Effective Date shall be paid to United.  Any holders of Cardinal Common Stock who have not theretofor complied with this Section 7.b. shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Cardinal Common Stock such stockholder holds as determined pursuant to the Merger Agreement, in each case, without any interest thereon.  Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Cardinal, without interest, upon proper surrender of his, her or its Certificates or delivery of an affidavit of loss as described in Section 7.e.

c.                     Rounding of Cash in Lieu of Fractional Shares.  All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 6.b will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

d.                    Automatic Conversion of Cardinal Certificates and Cardinal Book-Entry Shares.  Following the Effective Time, Cardinal Certificates and Cardinal Book-Entry Shares that formerly represented shares of Cardinal Common Stock that are to be converted into the United Common Stock shall be deemed for all purposes to represent the number of whole shares of United Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 7, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of United Common Stock.

e.                     Lost Cardinal Certificates; Failure to Surrender Cardinal Certificates.  If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Cardinal Certificate to be lost, stolen or destroyed and, if required by United, the posting by such person of a bond, in such reasonable amount as United may direct, as indemnity against any claim that may be made against it with respect to such Cardinal Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Cardinal Certificate, the Merger Consideration to be paid in respect of the shares of Cardinal Common Stock represented by such Cardinal Certificate.

8.                                      Amendment.  Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Managers of UBV and the Board of Directors Cardinal at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the sole member of UBV, and the shareholders of United and Cardinal shall not:

a.                    alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by the Cardinal shareholders;

b.                    alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely Cardinal shareholders in any material respect; or

c.                     alter or change any term of the articles of incorporation of Cardinal, as amended, or the articles of organization of UBV, as amended.

9.                                      Abandonment.  At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of United and Cardinal and the Managers of UBV.  Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

Exhibit B

AGREEMENT AND PLAN OF MERGER

of

CARDINAL BANK

with and into

UNITED BANK

THIS AGREEMENT AND PLAN OF MERGER by and between Cardinal Bank (“Cardinal Bank”) and United Bank (“United Bank”) is dated as of                 (this “Bank Merger Agreement”).

WHEREAS, Cardinal Bank is a Virginia chartered commercial bank organized and existing under the Code of Virginia (the “Virginia Code”) with its principal office at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, with an authorized capitalization of 1,000,000 shares of common stock, $5.00 par value per share (“Cardinal Bank Capital Stock”), of which 800,000 shares of Cardinal Bank Capital Stock are outstanding; and

WHEREAS, United Bank is a Virginia chartered commercial bank organized and existing under the Virginia Code with its principal office at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, with an authorized capitalization of 200,000 shares of common stock, par value $10.00 per share (“United Bank Capital Stock”), of which 200,000 shares are outstanding; and

WHEREAS, Cardinal Bank is a wholly owned subsidiary of Cardinal Financial Corporation, a Virginia corporation and financial holding company having its headquarters at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102 (“Cardinal”); and

WHEREAS, United Bank is a wholly owned subsidiary of UBV Holding Company, LLC, a Virginia limited liability company and holding company (and a disregarded entity for income tax purposes) having its headquarters at 11185 Fairfax Boulevard, Fairfax, Virginia 22030 (“UBV”) and is a direct wholly owned subsidiary of United (as defined below) for income tax purposes; and

WHEREAS, UBV is a wholly owned subsidiary of United Bankshares, Inc.  a West Virginia corporation and registered bank holding company having its headquarters at 300 United Center, 500 Virginia Street, East, Charleston, West Virginia 25301 (“United”); and

WHEREAS, prior to the entry into this Bank Merger Agreement, United and Cardinal entered into an Agreement and Plan of Reorganization dated as of August 17, 2016 (as such agreement may hereafter be amended or supplemented from time to time, the “Reorganization Agreement”) pursuant to which United has agreed to acquire Cardinal by means of the merger of Cardinal with and into UBV with UBV surviving such merger (the “Merger”); and

WHEREAS, it is contemplated pursuant to the Reorganization Agreement that, after the Merger, Cardinal Bank will be merged with and into United Bank, with United Bank surviving the merger (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of Cardinal Bank and United Bank has determined that the Bank Merger would be in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Bank Merger Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

At the Effective Time (as defined in Section 4.1), subject to the terms and conditions of this Bank Merger Agreement, Cardinal Bank shall be merged with and into United Bank, and United Bank shall be the surviving institution resulting from the Bank Merger (the “Merged Bank”), pursuant to Section 6.2-822 of the Code of Virginia. The Bank Merger shall have the effect provided in Section 6.2-822.C of the Code of Virginia.

ARTICLE II

The name of the Merged Bank in the Bank Merger shall be “United Bank.”

ARTICLE III

The business of the Merged Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of United Bank at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, at all duly authorized and operating branches of United Bank and Cardinal Bank as of the Effective Time (as hereinafter defined), together with the principal office of Cardinal Bank, which shall be operated as a branch of the Merged Bank, and at all other offices and facilities of United Bank and Cardinal Bank established as of the Effective Time.

ARTICLE IV

Section 4.1                                    At the time the Bank Merger becomes effective (the “Effective Time”), the separate existence of Cardinal Bank shall cease and the corporate existence of United Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Merged Bank shall be deemed to be the same business and corporate entity as each of Cardinal Bank and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Cardinal Bank and United Bank shall vest in United Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Cardinal Bank and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Cardinal Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise that is not conferred on the Merged Bank by the Virginia Code or applicable regulations.

Section 4.2                                    The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Cardinal Bank and United Bank immediately prior to the Effective Time.

ARTICLE V

Section 5.1                                    At the Effective Time, (i) all of the shares of Cardinal Bank Capital Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of United Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2                                    At and after the Effective Time, certificates evidencing shares of Cardinal Bank Capital Stock shall thereafter not evidence any interest in Cardinal Bank or the Merged Bank.

Section 5.3                                    The stock transfer book of Cardinal Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Cardinal Bank Capital Stock shall be recorded therein.

ARTICLE VI

Section 6.1                                    Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time. Each such director shall hold office until the next annual meeting of the shareholder of the Merged Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified.

Section 6.2                                    The officers of United Bank serving immediately prior to the Effective Time shall serve as the officers of the Merged Bank, as the successor institution, until their successors are duly appointed by the Board of Directors of the Merged Bank.

ARTICLE VII

From and after the Effective Time, (i) the Articles of Incorporation, as amended, of the Merged Bank shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws, as amended, of the Merged Bank shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto, except that no provision in Article IX may be amended or waived at any time pursuant to its terms. This Bank Merger Agreement may be terminated by mutual consent of Cardinal Bank and United Bank at any time prior to the Effective Time. In addition, this Bank Merger Agreement will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

ARTICLE IX

Section 9.1                                    This Bank Merger Agreement and the Bank Merger shall be adopted and approved by the written consent of the sole holder of all of the outstanding shares of Cardinal Bank Capital Stock and by the written consent of the sole holder of all of the outstanding shares of United Bank Capital Stock.

Section 9.2                                    The Effective Time shall be the later of: (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Bank Merger; and (ii) the time set forth in articles of merger relating to the Bank Merger filed with the SCC; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger.

Section 9.3                                    Notwithstanding any provision of this Bank Merger Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and UBV shall be the sole holder of all of the issued and outstanding shares of Cardinal Bank Capital Stock and all of the issued and outstanding shares of United Bank Capital Stock, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.

Section 9.4                                    Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Reorganization Agreement.

ARTICLE X

Any notice or other communication required or permitted under this Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

if to Cardinal Bank:

Christopher W. Bergstrom, President and Chief Executive Officer

Cardinal Bank

8270 Greensboro Drive, Suite 500

McLean, Virginia

Fax: (703) 584-3414

E-mail: chris.bergstrom@cardinalbank.com

Copy to:

Scott H. Richter, Esq

LeClairRyan, A Professional Corporation

919 East Main Street, 24th Floor

Richmond, Virginia 23219

Fax: (804) 783-7621

E-mail: Scott.Richter@leclairryan.com

if to United Bank:

James J. Consagra, Jr., President and Chief Executive Officer

United Bank

1118 Fairfax Boulevard

Fairfax, Virginia 22030

Fax (703) 442-7190

E-mail: james.consagra@bankwithunited.com

Copy to:

Sandra M. Murphy

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Fax (304) 343-3058

E-mail: smurphy@bowlesrice.com

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of Cardinal Bank and United Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of Cardinal Bank and United Bank, including, without limitation, all rights and interests of Cardinal Bank and United Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Bank Merger Agreement, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Cardinal Bank and United Bank or otherwise.

ARTICLE XII

This Bank Merger Agreement is binding upon and is for the benefit of Cardinal Bank and United Bank and their respective successors and permitted assigns; provided, however, that neither this Bank Merger Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Bank Merger Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Bank Merger Agreement.

ARTICLE XIII

This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent federal law may be applicable.

ARTICLE XIV

This Bank Merger Agreement shall constitute a plan of “reorganization” for the Bank Merger within the meaning of Section 368(a) of the Code.

ARTICLE XV

This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Cardinal Bank and United Bank have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

CARDINAL BANK

By:
Christopher W. Bergstrom
Title:	President and Chief Executive Officer

UNITED BANK

By:
James J. Consagra, Jr.
Title:	President & Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Exhibit C

PLAN OF MERGER

merging

CARDINAL BANK,

a Virginia chartered commercial bank

with and into

UNITED BANK,

a Virginia chartered commercial bank

1.                                      Merger.  Cardinal Bank (“Cardinal Bank”), a Virginia chartered commercial bank, shall upon the Effective Time (as defined in Section 2.a below) be merged (the “Bank Merger”) with and into United Bank (“United Bank”), a Virginia chartered commercial bank, in accordance with the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”) and Title 6.2 of the Code of Virginia.  As a result of the Bank Merger, the separate corporate existence of Cardinal Bank shall cease and United Bank shall continue as the surviving corporation (the “Successor Institution”) following the Bank Merger.  The corporate existence of United Bank shall continue unaffected and unimpaired by the Bank Merger.

2.                                      Effective Time; Effects of the Merger.

a.                                      The Bank Merger shall become effective at the later of (i) the time and date designated by United Bank to the Virginia Bureau of Financial Institutions as the time and date on which the Bank Merger shall be effective and (ii) the time and date on which the Virginia Bureau of Financial Institutions orders the Bank Merger to be effective; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the merger (the “Merger”) of Cardinal Financial Corporation, the parent company of Cardinal Bank (“Cardinal”), with and into UBV Holding Company, LLC, the parent company of United Bank (“UBV”), and wholly-owned subsidiary of United Bankshares, Inc. (“UBSI”); such time referred to herein as the “Effective Time.”

b.                                      The business of the Successor Institution shall be that of a Virginia chartered commercial bank.  The business shall be conducted by the Successor Institution at its principal office, which shall be located at the principal office of United Bank at 1118 Main Street, Fairfax, Virginia 22030; at all duly authorized and operating branches of United Bank and Cardinal Bank as of the Effective Time, together with the principal office of Cardinal Bank, which shall be operated as a branch of the Successor Institution; and at all other offices and facilities of United Bank and Cardinal Bank established as of the Effective Time.

c.                                       At the Effective Time, the Bank Merger shall have the effects set forth in Section 13.1-721 of the VSCA.  At the Effective Time, the separate existence of Cardinal Bank shall cease and the corporate existence of United Bank, as the Successor Institution, shall continue unaffected and unimpaired by the Bank Merger; and the Successor Institution shall be deemed to be the same business and corporate entity as each of Cardinal Bank and United Bank.  At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Cardinal Bank and United Bank shall vest in United Bank as the Successor Institution, and the Successor Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Cardinal Bank and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Cardinal Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Successor Institution;  provided, however, that the Successor Institution shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Successor Institution by the Code of Virginia or applicable regulations.

d.                                      The Successor Institution, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Cardinal Bank and United Bank immediately prior to the Effective Time.

e.                                       The name of the Successor Institution in the Bank Merger shall be “United Bank.”

3.                                      Manner and Basis of Converting Securities.

a.                                      At the Effective Time, (i) all of the shares of the capital stock of Cardinal Bank validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of the capital stock of United Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

b.                                      At and after the Effective Time, certificates evidencing shares of capital stock of Cardinal Bank shall thereafter not evidence any interest in Cardinal Bank or the Successor Institution.

c.                                       The stock transfer book of Cardinal Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of capital stock of Cardinal Bank shall be recorded therein.

d.                                      Any outstanding options or other rights to acquire shares of capital stock of Cardinal Bank outstanding as of the Effective time shall be canceled at the Effective Time.

4.                                      Board of Directors.  Upon the Effective Time, the Board of Directors of the Successor Institution shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time. Each such Director shall hold office until the next annual meeting of the shareholder of the Successor Institution at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until their successors have been elected and qualified.

5.                                      Officers. Upon the Effective Time, the officers of the Successor Institution shall be comprised of those persons serving as officers of United Bank immediately prior to the Effective Time. Each such officer shall hold office until his or her successor has been duly appointed by the Board of Directors of the Successor Institution.

6.                                      Articles of Incorporation.  From and after the Effective Time, the Articles of Incorporation of the Successor Institution shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

7.                                      Bylaws.  From and after the Effective Time, the Bylaws of the Successor Institution shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

8.                                      Amendment.  Subject to the terms of the Agreement and Plan of Merger by and between United Bank and Cardinal Bank, dated             (the “Bank Merger Agreement”), this Plan of Merger may be amended by the Boards of Directors of United Bank and Cardinal Bank at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholder of Cardinal Bank and the shareholder of United Bank shall not:

a.                                      alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by such shareholders;

b.                                      alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect; or

c.                                       alter or change any term of the Articles of Incorporation of Cardinal Bank or United Bank.

9.                                      Condition Precedent; Termination.  It shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and UBV shall be the sole holder of all of the issued and outstanding shares of capital stock of Cardinal Bank and all of the issued and outstanding shares of capital stock of United Bank, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.  This Plan of Merger may be terminated by mutual consent of Cardinal Bank and United Bank at any time prior to the Effective Time.  In addition, this Plan of Merger will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

10.                               Abandonment.  At any time prior to the Effective Time, the Bank Merger may be abandoned, subject to regulatory approval and to the terms of the Bank Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of United Bank and Cardinal Bank.  Written notice of such abandonment shall be filed with the Virginia State Corporation Commission prior to the Effective Time.

11.                               Defined Term.  As used in this Plan of Merger, the “Reorganization Agreement” means the Agreement and Plan of Reorganization by and between Cardinal and UBSI, dated August 17, 2016, pursuant to which Cardinal will be merged with and into UBV, with UBV surviving such merger.

Exhibit D

Form of Cardinal Support Agreement

SUPPORT AGREEMENT

This Support Agreement, made as of this 17th day of August, 2016, between United Bankshares, Inc., a West Virginia corporation (“United”), and the stockholder of Cardinal Financial Corporation, a Virginia corporation (“Cardinal”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of Cardinal (the “Stockholder”).

WHEREAS, United and Cardinal have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of Cardinal Common Stock will be exchanged for shares of United Common Stock in accordance with the terms of the Reorganization Agreement; and

WHEREAS, as of the date hereof, Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of Cardinal Common Stock and the number of shares of restricted stock of Cardinal set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, Stockholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares; and

WHEREAS, as of the date hereof, Stockholder has the right to acquire pursuant to the exercise of Cardinal Stock Options issued and outstanding pursuant to the Cardinal Stock Plans, the number of shares of Cardinal Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for United to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Stockholder. Stockholder represents and warrants that: (a) Stockholder is now, and at all times until the Effective Date of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares; (b) Stockholder has, and through the Effective Date will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares; (c) Stockholder has full right, power and authority to enter into, deliver and perform this Agreement; and (d) this Agreement has been duly executed and delivered by Stockholder.

2. Covenants of Stockholder. (a) Stockholder agrees to cause the Covered Shares to be present at the Cardinal Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), unless: (i) United is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement; or (ii) in accordance with Section 7.02(a) of the Reorganization Agreement, the Cardinal Board has failed to make, withdrawn, modified or otherwise changed its recommendation to Cardinal stockholders.

(b)                                 Stockholder agrees that until the termination of this Agreement as provided in Section 2(d), that Stockholder shall not, without the prior written consent of United, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire Cardinal Common Stock issued and outstanding pursuant to the Cardinal Stock Plans; provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c)                                  Stockholder agrees not to, without the prior written consent of United, sell on NASDAQ, submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of Cardinal Common Stock prior to the Effective Time of the Merger.

(d)                                 This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by either Cardinal or United or (b) the Effective Date of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Cardinal Common Stock that Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Cardinal Common Stock as to which Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all Cardinal Stock Options that Stockholder may currently own or hereafter acquire.

4. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5. Assignment; Successors. This Agreement may not be assigned by Stockholder without the prior written consent of United. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon United any right or ability to acquire the shares of Cardinal Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Stockholder in his/her capacity as a director or officer of Cardinal, but only in his/her capacity as a holder of shares of Cardinal Common Stock or of Cardinal Stock Options.  The term “Covered Shares” shall not include any securities owned or possessed by Stockholder as a trustee or fiduciary other than those owned or possessed by Stockholder a trustee or fiduciary of a trust for which Stockholder or any member of the Stockholder’s immediate family is a beneficiary (which for the avoidance of doubt, shall be included as Covered Shares), and this Agreement is not in any way intended to affect the exercise by Stockholder of his or her fiduciary responsibility in respect of any such securities.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

UNITED BANKSHARES, INC.

By:
	Name:	Richard M. Adams
	Title:	Chairman of the Board and Chief Executive Officer

STOCKHOLDER

Name:

Shares as to which Stockholder has sole:

Voting Power:

Dispositive Power:

Restricted shares held by Stockholder:

Options held by Stockholder:

[Signature Page to Support Agreement]

List of Disclosure Schedules

to the

Agreement and Plan of Reorganization

dated August 17, 2016

among

United Bankshares, Inc., UBV Holding Company LLC and Cardinal Financial Corporation

United Disclosure Schedule

Section 5.02(a)	Ordinary Course
Section 5.02(g)	Governing Documents
Section 6.04(b)(i)	Outstanding Options
Section 6.04(f)(ii)	Regulatory Approvals
Section 6.04(g)(ii)	Financial Reports and SEC Documents
Section 6.04(l)	Employee Benefit Plans
Section 6.04(m)	Broker Fee
Section 6.04(t)	Insurance

Cardinal Disclosure Schedule

Section 5.01(b)	Capital Stock
Section 5.01(c)	Dividends, Etc.
Section 5.01(d)	Compensation; Employment Agreements; Etc.
Section 5.01(e)	Benefit Plans
Section 5.01(j)	Contracts
Section 6.03(c)	Subsidiaries
Section 6.03(g)	Financial Reports and SEC Documents; Absence of Certain Changes or Events
Section 6.03(h)	Litigation
Section 6.03(k)	Material Contracts; Defaults
Section 6.03(l)	Broker Fee
Section 6.03(m)	Employee Benefit Plans
Section 6.03(t)	Insurance
Section 6.03(v)(iv)	Loan Matters
Section 7.01	Reasonable Best Efforts
Section 7.10(b)	Benefit Plans
Section 7.10(d)	Benefit Plans